                                              Exhibit 99.1

Apollo Global Management, Inc. Reports Third Quarter 2021 Results

New York, November 2, 2021 — Apollo Global Management, Inc. (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”) today reported results for the third quarter ended September 30, 2021.
Marc Rowan, Chief Executive Officer of Apollo said, “Our business is thriving and we are accelerating on all fronts. Continuing to grow our asset origination capabilities is central to our strategy, and recent platform investments within our ecosystem for MaxCap, Newfi, and Wheels are prime examples of the progress we are making. We recently presented our multi-year growth plan at Investor Day, and the record quarterly distributable earnings reported today represents a solid first step toward our goals. Importantly, we are continuing to attract amazing people to join our team, bolstering our ability to create significant value for all our stakeholders.”
Apollo issued a full detailed presentation of its third quarter ended September 30, 2021 results, which can be viewed through the Stockholders section of Apollo’s website at http://www.apollo.com/stockholders.
Dividends
Apollo has declared a cash dividend of $0.50 per share of its Class A Common Stock for the third quarter ended September 30, 2021. This dividend will be paid on November 30, 2021 to holders of record at the close of business on November 19, 2021. Apollo intends to distribute to its Class A common stockholders on a quarterly basis substantially all of its distributable earnings after taxes and related payables in excess of amounts determined by the executive committee of its board of directors to be necessary or appropriate to provide for the conduct of its business and, at a minimum, a quarterly dividend of $0.40 per share. As previously announced, following the closing of Apollo’s proposed merger with Athene Holding Ltd., Apollo intends to distribute an annual dividend of $1.60 per share of common stock, with increases based on growth of the business, as determined by the board of directors.
Apollo has declared a cash dividend of $0.398438 per share of each of its Series A Preferred Stock and Series B Preferred Stock, which will be paid on December 15, 2021 to holders of record at the close of business on December 1, 2021.
The declaration and payment of dividends on Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock are at the sole discretion of the executive committee of Apollo Global Management, Inc.’s board of directors. Apollo cannot assure its stockholders that they will receive any dividends in the future.
Audio Webcast
Apollo will host a public audio webcast on Tuesday, November 2, 2021 at 8:30 a.m. Eastern Time. During the webcast, members of Apollo’s senior management team will review Apollo’s financial results for the third quarter ended September 30, 2021. The webcast may be accessed at https://www.apollo.com/stockholders/events-and-presentations. For those unable to listen to the live broadcast, there will be a replay of the webcast available at the same link one hour after the event.
Apollo distributes its earnings releases via its website and email distribution lists. Those interested in receiving firm updates by email can sign up for them at https://www.apollo.com/stockholders/press-releases.
About Apollo
Apollo is a high-growth, global alternative asset manager. We seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three business strategies: yield, hybrid and equity. Through our investment activity across our fully integrated platform, we serve the retirement income and financial return needs of our clients, and we offer innovative capital solutions to businesses. Our patient, creative, knowledgeable approach to investing aligns our clients, businesses we invest in, our employees and the communities we impact, to expand opportunity and achieve positive outcomes. As of September 30, 2021, Apollo had approximately $481 billion of assets under management. To learn more, please visit www.apollo.com.
Forward-Looking Statements
In this press release, references to “Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, Inc. and its subsidiaries, including the Apollo Operating Group and all of its subsidiaries, or as the context may otherwise require. This press release may contain forward-looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this press release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new credit, private equity or real assets funds, the impact of COVID-19, the impact of energy market dislocation, market conditions generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds, litigation risks and consummation of the merger of Apollo with Athene Holding Ltd., potential corporate governance changes and related transactions which are subject to regulatory, corporate and stockholder approvals, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in Apollo’s annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 19, 2021 and Quarterly Report on Form 10-Q filed with the SEC on May 10, 2021, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in our other filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law. This press release does not constitute an offer of any Apollo fund.

Investor and Media Relations Contacts
For investors please contact:
Noah Gunn
Global Head of Investor Relations
Apollo Global Management, Inc.
212-822-0540
IR@apollo.com

For media inquiries please contact:
Joanna Rose
Global Head of Corporate Communications
Apollo Global Management, Inc.
212-822-0491
Communications@apollo.com
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